UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 12, 2005

Date of Earliest Event Reported: May 6, 2005

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

(203) 541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On May 6, 2005, International Paper Company (the “Company”) received $35,857,205 from the collection of notes receivable (the “Notes”) accepted in connection with the sale of the Company’s Flexible Packaging business in 2001 (the “Sale”). The Notes had a maturity date in 2012, however they could be prepaid at anytime. The $25 million principal amount of the proceeds will be recorded in the 2005 second quarter as an adjustment of the loss on the Sale originally recorded in the third quarter 2001. The remaining $10,857,205 represents interest income that will also be recorded in the 2005 second quarter.

On May 10, 2005, the Board of Directors of the Company approved the International Paper Company Domestic Reinvestment Plan (the “Plan”), which had been approved by John V. Faraci, Chairman and Chief Executive Officer, on May 9, 2005 (the “Plan”), that is expected to result in repatriations of approximately $1 billion of cash from certain of the Company’s foreign subsidiaries under the American Jobs Creation Act of 2004 (the “Act”). Income tax expenses associated with the repatriations, currently estimated at approximately $150 million, will be recorded in the 2005 second quarter. The Company is in the process of considering whether it will repatriate any additional amounts under the provisions of the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Andrea L. Dulberg
Name:	Andrea L. Dulberg
Title:	Assistant Secretary

Date: May 12, 2005

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